Exhibit 99.1

MacroPore Biosurgery Reports Year End Operating Results

San Diego/Frankfurt, March 25, 2002 - Macropore Biosurgery today reported its operating results for the year ended December 31, 2001.

Excluding the $1.162 million initial inventory purchase by MacroPore Biosurgery’s primary distributor, Medtronic Inc. in the year ended December 31, 2000, MacroPore Biosurgery’s revenues increased by $559,000 or 11.0% in the year ended December 31, 2001. Revenues for the year ended December 31, 2001 were $5.648 million, compared with $6.251 million for the same period last year, a decrease of 9.6%. The net loss for the year ended December 31, 2001 was $11.207 million, compared with $8.645 million for the same period last year, an increase of 29.6%. The net loss, excluding the effects of the inventory provision, was $9.457 million or $0.63 per share for the year ended December 31, 2001, compared with the net loss of $8.645 million or $1.05 per share for the same period of calendar year 2000, an increase of 9.4%.

An overview of the key financial figures (in millions of dollars & US-GAAP):

	Year ended December 31, 2001	Year ended December 31, 2000	Percent Change
Revenues	$5.648	$6.251	(9.6)%
Inventory provision	$1.750	$—0—	N/A
Operating expenses	$14.681	$13.466	9.0%
Stock basedcompensation	$1.123	$5.698	(80.3)%
EBITDA*	$(11.956)	$(9.435)	26.7%
Net loss	$(11.207)	$(8.645)	29.6%
Cash and cash equivalents/ short term investments	$33.951	$44.484	(23.7)%

* Earnings before interest, tax, depreciation and amortization

Issuer’s information/explanatory remarks concerning this ad hoc announcement:

After adjustment for last years initial inventory purchase, the increase in revenue was primarily attributable to sales of the newly introduced MX System and OS Spine System, as well as sales of the Shadow CR, a cement restrictor system for use in orthopedic applications that is currently in limited release with Medtronic.

MacroPore Biosurgery’s future growth is dependent upon its ability to develop new products and introduce them into the marketplace. MacroPore Biosurgery has developed and continues to develop new products for the spine and reconstructive surgery market, as well as new products for introduction into the soft tissue surgery market.

We anticipate introducing two new products into the spine and reconstructive market, to be distributed by Medtronic, by mid-year 2002. Medtronic will also be launching a multi-million dollar investigational device study to gain FDA approval for one of our co-developed bioresorbable interbody spinal fusion devices.

Our newly developed Surgi-Wrap™ bioresorbable surgical film recently received clearance from the FDA for temporary wound support and for the reinforcement of soft tissue throughout the entire body. MacroPore Biosurgery believes the Surgi-Wrap™ product family will address unmet clinical applications in the $5 billion soft tissue market. In response to both the FDA clearance and additional favorable study results, MacroPore Biosurgery has accelerated planned market introduction of the Surgi-Wrap™ product family into the third quarter of 2002.

MacroPore Biosurgery is a leading developer and manufacturer of bioresorbable surgical implants to aid in the reconstruction, repair and regeneration of bone and soft tissue throughout the body. Some of the company’s implants, designed for use in spine, neurological, orthopedic, and craniofacial surgery, are distributed through Medtronic, while other products from our platform technologies will be distributed through both new and existing channels. MacroPore Biosurgery is traded on the Neuer Markt  in Germany under the symbol ‘XMP’.

The Company will host a conference call today at 3:30 p.m. Frankfurt time. To dial in, please call +49-30 7261 70506.

For further information please contact:

Ari Bisimis, CFO
MacroPore, Inc.
Ölmühlweg 33
61462 Königstein
Phone: +49-6174-2597 0
Fax: +49-6174-2597 25
Email: abisimis@macropore.com

This press release includes forward-looking statements regarding events and financial trends which may affect MacroPore Biosurgery’s future operating results and financial position. Such statements are subject to risks and uncertainties that could cause MacroPore Biosurgery’s actual results and financial position to differ materially. MacroPore Biosurgery assumes no responsibility to publicly release the results of any revision of forward-looking statements to reflect trends or circumstances after the date they are made or to reflect the occurrence of unanticipated events.